Exhibit 99.1

For immediate release:
June 20, 2013

Media Contacts:                Investor Contacts:

Bill Price	Dina Fede
1-973-443-2742 (o)                1-973-443-2929 (o)
william.price@zoetis.com

Elinore White                    John O’Connor
1-973-443-2835 (o)                1-973-822-7088 (o)
elinore.y.white@zoetis.com

Zoetis™ Declares Third-Quarter 2013 Dividend

FLORHAM PARK, NJ, June 20, 2013 – The Board of Directors of Zoetis Inc. (NYSE: ZTS), formerly the animal health business of Pfizer Inc., has declared a third-quarter dividend payable to holders of the company’s common stock of $0.065 per share. The dividend is to be paid on Sept. 2, 2013, to holders of record on Aug. 1, 2013.

About Zoetis
Zoetis (zō-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on a 60-year history as the animal health business of Pfizer, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, with a focus on both farm and companion animals. The company generated annual revenues of $4.3 billion in 2012. It has more than 9,300 employees worldwide and a local presence in approximately 70 countries, including 29 manufacturing facilities in 11 countries. Its products serve veterinarians, livestock producers and people who raise and care for farm and companion animals in 120 countries.

DISCLOSURE NOTICE: This news release contains forward-looking statements, which reflect Zoetis’ current views with respect to business plans or prospects, future operating or financial performance, and other future events. These statements are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov or on request from Zoetis.
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